Exhibit 99.1

January 7, 2016

Dear Valued Plastic Surgeon,

As an important partner to Sientra, I wanted to reach out to you during my early days as Chairman and CEO to update you on the progress we are making.

Since first joining the Sientra Board of Directors in July 2014, I have had the pleasure of working with Hani Zeini and seeing the Company’s growth first hand. Sientra has established a strong reputation for quality, innovation and unparalleled support to our professional partners, and we are working to build on that as we prepare to re-enter the US market as soon as possible.

This role is one I am particularly excited about and prepared for, given my years of experience in the aesthetic space both from a professional and patient/consumer standpoint.  My experience in leadership roles at a number of aesthetic medicine, medical device and patient/consumer-focused companies as Chairman, CEO, Director and Founder includes: Precision Dermatology, Revlon, Neutrogena and Bioform, among others. Prior to leading the acquisition and becoming President and CEO of Neutrogena and helping to make it one of the most successful acquisitions in Johnson & Johnson history, I was appointed as Vice President of Global Quality with responsibility for all Johnson & Johnson companies in the pharmaceutical, medical device and consumer sectors reporting directly to the chairman.

Over the last few months, we’ve been making important progress. In fact, I am very pleased to share with you that the extensive independent, third-party testing of Sientra’s products has recently been completed.  We have been in continuous communication with the FDA and based on the completion of this testing, we met our stated objective of submitting the data to the FDA prior to the end of 2015.  This is an important component of our return-to-market strategy, and we look forward to providing you with further updates as we move forward.  In our view, the data has concluded that all Sientra products are safe and represent no significant risk to your patients. This conclusion is supported by a panel of leading board-certified plastic surgeons who reviewed the data, analyses and conclusions prior to submission.

While we have an ample supply of products in inventory to meet your patients’ needs, we are also continuing to aggressively develop a variety of alternatives for a high quality, stable manufacturing solution. While we are not yet in a position to provide details or timing of long-term manufacturing or supply scenarios, we are maintaining a strong sense of focus as we diligently work to establish a robust, ongoing source of supply for Sientra’s future.

Let me reiterate that all regulatory bodies that have been involved in the Silimed review, including the FDA, have consistently stated that there are no reports of adverse events in connection with this issue and no risks to patient health have been identified. You can remain confident in the safety of Sientra’s products.

At Sientra, we remain dedicated to the unparalleled level of service and transparency you expect from us. Our leadership team is laser focused on providing you and your patients with our unique, differentiated products as soon as possible. And finally, we are steadfast in our commitment to board-certified plastic surgeons, and you have my assurance that we will continue to focus on supporting the specialty of plastic surgery.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

I am confident that we have a bright future ahead of us. I look forward to communicating with you further in the coming weeks and on a continuing basis as we re-enter the market and regain your high level of confidence and trust in Sientra and our products.

Respectfully,

Jeffrey Nugent

Chairman and Chief Executive Officer

Sientra, Inc.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com